Exhibit 99.1

      Vical Announces Fourth-Quarter and Year-End 2003 Financial Results

                  Change in Conference Call Webcast Address;
          Live Call Begins at Noon EST Today at http://ir.vical.com

    SAN DIEGO, Feb. 10 /PRNewswire-FirstCall/ -- Vical Incorporated
(Nasdaq: VICL) today reported revenues of $1.7 million for the fourth quarter which ended December 31, 2003, compared with revenues of $0.5 million for the fourth quarter of the prior year. Revenues for the full year 2003 were $8.1 million compared with $7.0 million for the full year 2002. Results for the full year 2003 reflected higher grant and contract manufacturing revenues, partially offset by lower license and milestone payments.
    The net loss for the fourth quarter of 2003 was $6.9 million or $0.35 per share, compared with a net loss of $7.5 million or $0.37 per share for the fourth quarter of 2002. For the full year 2003, the company reported a net loss of $24.5 million or $1.22 per share compared with a net loss of $27.9 million or $1.39 per share for 2002. The reported full-year net losses included a $0.5 million write-down in 2003, and a $4.2 million write-down in 2002, of the company's investment in Corautus Genetics Inc., formerly Vascular Genetics Inc. Higher revenues and lower general and administrative spending for the full year were essentially offset by lower returns on investments and increased spending on research and development. At December 31, 2003, the company had cash, cash equivalents and marketable securities of $85 million compared with $112 million at December 31, 2002.
    Vijay B. Samant, Vical's President and Chief Executive Officer, said, "2003 was a very important year for Vical, with completion of patient enrollment and encouraging interim data in our Allovectin-7(R) melanoma immunotherapy program and good progress in our two lead infectious disease vaccine programs. We will report on continued advances throughout 2004 in our independent and partnered programs. Our net loss was in line with our expectations, coming in at the low end of our forecast range of $24 million to $28 million. We expect our contract manufacturing activity to increase beginning in the second half of the year, and our projected net loss for 2004 is between $26 million and $29 million."

    Allovectin-7(R)
    Vical has initiated discussions with the U.S. Food and Drug Administration
(FDA) regarding whether the results from the company's high-dose Phase 2 trial could potentially support accelerated approval for marketing Allovectin-7(R) for use in certain patients with recurrent and/or otherwise treatment-intolerant metastatic melanoma. The company expects these discussions will lead to two formal End-of-Phase 2 (EOP2) meetings within the next few months. The Product EOP2 meeting would focus on manufacturing and other product-related topics. The Clinical EOP2 meeting would focus on clinical and non-clinical data supporting claims of efficacy and safety. In preparation for the Clinical EOP2 meeting, the company took a snapshot, in November 2003, of the efficacy data from the complete high-dose cohort after all enrolled patients had an opportunity to complete two cycles of Allovectin-7(R) therapy. Based on the outcome of these two meetings, by the end of the second quarter of 2004, Vical expects to finalize the company's approach to seeking market approval of Allovectin-7(R).
    In February 2001, the company began a high-dose Phase 2 trial evaluating the Allovectin-7(R) gene-based immunotherapeutic for patients with Stage III or IV melanoma, who have few other treatment options. The company presented unaudited data at the annual meeting of the American Society of Clinical Oncology (ASCO) in May 2003 from interim analyses performed in early March 2003 for the first 91 patients in the high-dose cohort, indicating an objective response rate of 13 percent with continued excellent safety and tolerability. An update in July 2003 yielded an estimated median duration of response of at least 6.4 months. Patient enrollment was completed in July 2003 with a total of 133 patients, including 6 in an initial dose-escalation cohort and 127 in the high-dose cohort. Key clinical data on the full high-dose cohort are expected to be presented in a scientific meeting in June 2004.

    CMV
    The company made significant preclinical progress in 2003 with its DNA-based immunotherapeutic vaccine against cytomegalovirus (CMV) and expects to begin clinical testing in the next few months in support of an initial application in bone marrow transplant patients. The majority of the required preclinical testing has been completed; a bivalent vaccine encoding two known immunogenic CMV proteins has been formulated with a poloxamer; and clinical supplies have been manufactured. The company has established working relationships with some of the country's leading transplant centers, which have contributed to the trial design and may participate in upcoming CMV vaccine trials.

    Anthrax
    The company's second-generation, bivalent, cationic-lipid formulated anthrax vaccine is designed to provide broader protection against weaponized forms of anthrax than the currently approved anthrax vaccine. Preclinical data from the anthrax vaccine program demonstrated complete protection of rabbits at 7.5 months post-vaccination against a lethal aerosolized spore inhalation challenge. The company plans to proceed with human clinical testing of the vaccine pending completion of ongoing preclinical studies and contingent on government funding, which directly depends on the priorities and appropriations for the U.S. government's Project BioShield. Work continues on the non-clinical development of the anthrax vaccine, which is being supported by a three-year, $5.7 million grant awarded by the NIH in July 2003.

    NIH/VRC Collaborations
    In February 2004, Vical received orders for approximately $6 million for production of DNA vaccines under two subcontracts managed by SAIC-Frederick, Inc., for the Vaccine Research Center at the National Institute of Allergy and Infectious Diseases of the National Institutes of Health. Production will begin in the first half of 2004 in the company's existing Eastgate manufacturing facility, but the majority will be completed in the second half of 2004 in the company's new Pacific Center Court manufacturing facility. Additional orders may be placed under both subcontracts.

    Outlook
    The company expects to achieve the following operational milestones in 2004:

     * Formal End-of-Phase 2 meetings with the FDA within the next few months to determine whether the high-dose Phase 2 trial could potentially support accelerated approval of Allovectin-7(R) for certain patients with recurrent and/or otherwise treatment-intolerant metastatic melanoma,

     * Presentation of key clinical data from the Allovectin-7(R) high-dose Phase 2 trial as of November 2003 at a scientific meeting in June,

     * Start of the initial CMV vaccine human safety trial within the next several months,

     * Continued progress with non-clinical development of the anthrax vaccine under the existing NIH grant, and potential additional government funding to support an advance into human clinical testing,

     * A new product development program in solid tumors as an initial application of electroporation technology by year-end 2004,

     * Contract manufacturing in the new facility in the second half of the year, and

     *  At least one new collaboration in 2004.

    Conference Call
    Vical will conduct a conference call and webcast to discuss the financial results with invited analysts and institutional investors today, February 10, at noon Eastern Time. The call is open on a listen-only basis to any interested parties. The company will provide additional details on independent and partnered development programs and expectations for financial and operational progress during 2004 in the conference call and webcast.
    To listen to the conference call, dial (800) 432-7890, or (973) 317-1168 for international participants. A replay of the call will be available for 48 hours beginning about two hours after the call. To listen to the replay, dial (800) 428-6051, or (973) 709-2089 for international participants, and enter conference identification number 330811. Due to temporary technical issues with the Vical web site, the call also will be available live and archived at http://ir.vical.com. Once those issues are resolved, the archived webcast will be available through the webcast center at www.vical.com. For further information, contact Vical's Investor Relations department by phone at
(858) 646-1127 or by e-mail at info@vical.com.

    About Vical
    Vical researches and develops biopharmaceutical products based on its patented DNA delivery technologies for the prevention and treatment of serious or life-threatening diseases. Potential applications of the company's DNA delivery technology include DNA vaccines for infectious diseases or cancer, in which the expressed protein is an immunogen; cancer immunotherapeutics, in which the expressed protein is an immune system stimulant; and cardiovascular therapies, in which the expressed protein is an angiogenic growth factor. The company has retained all rights to its internally developed product candidates. In addition, the company collaborates with major pharmaceutical companies and biotechnology companies that give it access to complementary technologies or greater resources. These strategic partnerships provide the company with mutually beneficial opportunities to expand its product pipeline and serve significant unmet medical needs. Additional information on Vical is available at www.vical.com.

    This press release contains forward-looking statements subject to risks and uncertainties that could cause actual results to differ materially from those projected. Forward-looking statements include statements about expected recognition of revenues in future quarters; the company's projected financial performance; advancement of the company's research and development activities; expectations regarding the company's high dose Allovectin-7(R) Phase 2 trial, including results of that trial, whether the trial could potentially support accelerated marketing approval for Allovectin-7(R) and the date by which the company expects to finalize the regulatory pathway for Allovectin-7(R); the company's infectious disease vaccine development efforts and plans for commencing clinical trials for these vaccine candidates; the potential revenues and other benefits of contract services agreements and grants; as well as potential applications of the company's technology and arrangements with collaborative partners. Risks and uncertainties that could adversely affect actual results include risks and uncertainties related to whether the company will achieve the levels of revenues and be able to control expenses to meet projected financial performance; whether results of the company's high-dose Allovectin-7(R) Phase 2 trial will demonstrate sufficient efficacy to support accelerated marketing approval or further development of that product candidate; whether data on the full high-dose cohort from this trial will be available by June 2004 and whether the regulatory pathway for Allovectin-7(R) will be finalized by then; whether the company will successfully complete preclinical testing allowing advancement of anthrax and CMV vaccine candidates into clinical testing on schedule or at all; whether additional government funding for clinical testing of the anthrax vaccine will be available; whether leading transplant centers will participate in the company's CMV vaccine trials; whether any additional orders will be placed under the DNA vaccine manufacturing subcontract and whether production runs for the NIH will begin at the company's new facility in the second half of the year; whether the company's independent or partnered research and development efforts will lead to viable product candidates; whether the company will successfully announce a new clinical program in solid tumors and at least one new collaboration by year-end 2004; the scope and enforceability of the company's intellectual property; whether any product candidates will be shown to be safe and efficacious in clinical trials; the timing of clinical trials; and additional risks set forth in the company's filings with the Securities and Exchange Commission. These forward-looking statements represent the company's judgment as of the date of this release. The company disclaims, however, any intent or obligation to update these forward-looking statements.



                              VICAL INCORPORATED
                           STATEMENTS OF OPERATIONS
              (in thousands, except share and per share amounts)
                                 (Unaudited)

                             Three Months Ended        Twelve Months Ended
                                  Dec. 31,                   Dec. 31,
                              2003         2002         2003         2002

     Revenues:
      License/royalty
       revenue                $532         $375       $2,066       $3,999
      Contract revenue       1,163          153        6,012        3,008
        Total revenues       1,695          528        8,078        7,007

     Expenses:
      Research and
       development           6,952        6,490       26,777       26,374
      General and
       administrative        1,894        2,314        6,923        8,061
      Write-down of
       investment               --           --          482        4,200
        Total expenses       8,846        8,804       34,182       38,635

     Loss from operations   (7,151)      (8,276)     (26,104)     (31,628)
     Net investment income     205          803        1,654        3,696
     Net loss              $(6,946)     $(7,473)    $(24,450)    $(27,932)

     Net loss per common
      share
      (basic and diluted)   $(0.35)      $(0.37)      $(1.22)      $(1.39)

     Shares used in
      per share
      calculation       20,091,711   20,091,344   20,091,436   20,078,591



                              VICAL INCORPORATED
                           CONDENSED BALANCE SHEETS
                                (in thousands)
                                 (Unaudited)

                                                          December 31,
                                                       2003           2002

     Assets:
      Cash and cash equivalents                      $18,929        $32,609
      Marketable securities                           65,588         78,904
      Other current assets                             5,386          5,894
        Total current assets                          89,903        117,407
      Investment                                          --            800
      Property and equipment, net                     14,336          4,943
      Other assets                                     6,468          6,276
                                                    $110,707       $129,426
     Liabilities and Stockholders' Equity:
      Current liabilities                            $12,223        $10,800
      Long-term obligations                            8,662          4,319
      Stockholders' equity                            89,822        114,307
                                                    $110,707       $129,426



SOURCE  Vical Incorporated
    -0-                             02/10/2004
    /CONTACT: Martha J. Demski, Vice President and Chief Financial Officer, or Alan R. Engbring, Executive Director, Investor Relations, +1-858-646-1127, both of Vical Incorporated/
    /Web site:  http://www.vical.com
                http://ir.vical.com /
    (VICL)

CO: Vical Incorporated; Corautus Genetics Inc.; Vascular Genetics Inc.; SAIC-Frederick, Inc.
ST:  California
IN:  ARO BIO HEA MTC
SU:  ERN CCA